MATTHEW CLIFTON NAMED CHIEF EXECUTIVE OFFICER
OF HOLLY CORPORATION FROM JANUARY 2006
Lamar Norsworthy to Continue to Serve as Chairman
     Dallas, Texas, November 7, 2005 — Holly Corporation (NYSE-HOC) (“Holly”) today announced that Matthew P. Clifton has been appointed Chief Executive Officer, effective January 1, 2006.
     Mr. Norsworthy will transition out of his role as CEO at the end of the year to focus on his responsibilities as Chairman of the Company’s Board of Directors and Mr. Clifton, who has served as President of Holly Corporation since 1995, will assume the title of Chief Executive Officer. Mr. Clifton will also continue to serve on the Company’s Board of Directors.
     “I am very pleased that Matt Clifton will be taking over as Chief Executive Officer in January,” said Mr. Norsworthy. “It has been a pleasure working with Matt in his role as Holly’s President. In that role he has been a big part of our impressive growth up to this point. He will make an outstanding CEO for Holly.”
     Mr. Clifton stated, “It is truly an honor to be named Holly’s Chief Executive Officer. Under Lamar Norsworthy’s leadership as Chairman and CEO, Holly has enjoyed remarkable success. I look forward to working with Lamar and the rest of the talented Holly team to build on our past achievements for the even greater success that I believe lies in our future.”
     Mr. Clifton has been employed by Holly for over twenty years. He has served as President and a director of Holly Corporation since 1995. He previously served as Holly’s Vice President of economics, engineering and legal affairs from 1988 to 1991, and Senior Vice President of Holly Corporation from 1991 to 1995. He also serves as Chairman of the Board and Chief Executive Officer for Holly Energy Partners, L.P., a limited partnership in which Holly has a 45% interest (including the general partner interest), which began its operations in July 2004.
     Mr. Norsworthy joined Holly Corporation in 1967. He was elected to the Board of Directors in 1968 and has been Chairman of the Board since 1977. He has served as Chief Executive Officer of Holly Corporation since 1971.
About Holly Corporation
     Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico, a 26,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana. Holly also owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P. (NYSE “HEP”), which through subsidiaries owns or leases approximately 1,600 miles of petroleum product pipelines in Texas, New Mexico and Oklahoma and refined product terminals in several Southwest and Rocky Mountain states.
     The following is a ‘safe harbor’ statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Investor Relations
Holly Corporation
214/871-3555